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                                                                   EXHIBIT 10.15

                            TECUMSEH PRODUCTS COMPANY

                              ANNUAL INCENTIVE PLAN

     Tecumseh Products Company (the "Company") hereby adopts this Annual Incentive Plan to provide an opportunity for Company executives to earn annual cash incentive compensation so as to:

     -    encourage individual effort and group teamwork;

     -    reward outstanding performance;

     - provide total cash compensation opportunities that are competitive and that will serve to attract and retain qualified executives; and

     - focus the attention of executives on the most critical performance criteria.

1.   DEFINITIONS

     As used in this Plan, the following terms have the following respective meanings:

     "Actual Bonus Percentage" means, for each Eligible Employee for each Plan Year, the percentage calculated as that Eligible Employee's Actual Bonus Percentage for that Plan Year using the methodology established by the Committee pursuant to Section 3.1(d). An Eligible Employee's Actual Bonus Percentage for a given Plan Year cannot exceed two times his or her Target Bonus Percentage.

     "Board" means the Board of Directors of the Company.

     "Bonus Amount" means the dollar amount of a cash bonus payable to an Eligible Employee under this Plan.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Compensation Committee of the Board or such other committee as the Board may subsequently appoint to administer this Plan.

     "Company Bonus Pool" means, for any Plan Year, a dollar amount representing the maximum total of all Bonus Amounts payable to all Eligible Employees for that Plan Year under this Plan. The Company Bonus Pool for each Plan Year will be calculated using the methodology established by the Committee pursuant to
Section 3.1(a).

     "Eligible Employee" means, for any given Plan Year, each full-time executive employee of the Company or a subsidiary of the Company who is designated by the Committee as an Eligible Employee for that Plan Year.

     "Performance Measures" means any one or more of the following:

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     -    Net sales

     -    Cost of sales

     -    Gross or net revenues or sales

     -    Gross income

     -    Net income

     -    Operating income

     -    Income from continuing operations

     -    Earnings

     -    EBITDA

     -    EBITDAR

     -    Asset utilization

     -    Expense control

     -    EPS

     -    Cash flow

     -    Free cash flow

     - Net cash provided by operating activities less net cash used in investing activities

     -    Net operating profit

     -    Debt to equity ratio

     -    Return on shareholder equity

     -    Return on capital

     -    Return on assets

     -    Operating working capital

     -    Average accounts receivable

     -    Economic value added

     -    Customer satisfaction

     -    Operating margin

     -    Profit margin

     -    Price per share of any class of common stock


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     -    Sales performance

     -    Sales quota attainment

     -    New sales

     -    Internal revenue growth

     -    Customer retention

     "Plan" means this Annual Incentive Plan.

     "Plan Year" means the calendar year.

     "Target Bonus Percentage" means, for each Eligible Employee for each Plan Year, the percentage determined by the Committee as that Eligible Employee's Target Bonus Percentage for that Plan Year.

2.   ADMINISTRATION

     This Plan is to be administered by the Committee. To the extent consistent with the terms of this Plan, the Committee has the power to interpret any Plan provision, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to make all other determinations that it deems necessary or advisable to administer this Plan. The Committee may appoint such agents to assist in administration of this Plan as the Committee deems appropriate. The Committee's interpretation of this Plan and any action it takes pursuant to this Plan is final and binding on all affected parties.

3.   COMMITTEE DETERMINATIONS FOR EACH PLAN YEAR

     3.1 Before, or within the first 90 days of each Plan Year, after considering recommendations received from the Company's management and such other matters as the Committee thinks it proper to consider, the Committee will determine for that Plan Year, each of the following:

          (a) the performance measures and goals to be used for determining the Company Bonus Pool for the Plan Year and the methodology to be used for calculating the Company Bonus Pool after the Plan Year is completed based on the Company's actual performance relative to those performance measures and goals;

          (b) Eligible Employees;

          (c) the Target Bonus Percentage for each Eligible Employee; and

          (d) the Company and individual performance measures and goals to be used for determining each Eligible Employee's Actual Bonus Percentage for the Plan Year and the methodology to be used for calculating each Eligible Employee's Actual Bonus Percentage after the


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     Plan Year is completed based on the Company's and the Eligible Employee's actual performance relative to those performance measures and goals.

     3.2 If a full-time employee of the Company or a subsidiary of the Company is hired or promoted during a Plan Year after the Committee has made the determinations specified in Section 3.1 for that Plan Year, and if, in the Committee's opinion, it would be in the Company's best interest to designate that employee as an Eligible Employee for that Plan Year, the Committee may designate that employee as an Eligible Employee for that Plan Year, in which event the Committee will also make the determinations specified in Sections 3.1(c) and 3.1(d) for that Eligible Employee and that Plan Year. Adding additional Eligible Employees under this Section 3.2 will not affect the Committee's previous determinations under Section 3.1(a) for that Plan Year.

4.   CALCULATION AND PAYMENT OF BONUS AMOUNTS

     4.1 Subject to Section 4.2, the Bonus Amount for each Eligible Employee for a given Plan Year will be equal to the product obtained by multiplying the Eligible Employee's salary for that Plan Year by his Actual Bonus Percentage for that Plan Year.

     4.2 If the total of all Bonus Amounts for all Eligible Employees for a given Plan Year calculated pursuant to Section 4.1 would exceed the Company Bonus Pool for that Plan Year, then the Bonus Amount for each Eligible Employee will be reduced to an amount equal to the product obtained by multiplying:

          (a) the Company Bonus Pool for that Plan Year; by

          (b) a fraction,

               (1) the numerator of which is the amount that would have been the Bonus Amount for that Eligible Employee if his or her Bonus Amount were calculated under Section 4.1; and

               (2) the denominator of which is the amount that would have been the total of all Bonus Amounts for all Eligible Employees if their Bonus Amounts were calculated under Section 4.1.

     4.3 After each Plan Year is completed and the applicable performance results are available, the Committee will calculate, for that Plan Year, the Company Bonus Pool, each Eligible Employee's Actual Bonus Percentage, and each Eligible Employee's Bonus Amount and will communicate the results of its calculations to the Board of Directors and to Company management.


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     4.4 Each Eligible Employee's employer will pay the Eligible Employee his or her Bonus Amount within 2-1/2 months following close of the Plan Year for which the Bonus Amount was earned..

     4.5 Notwithstanding any other provision of this Plan, no person whose employment with the Company or a subsidiary terminates before the last day of a Plan Year for any reason will be eligible to receive any bonus under this Plan in respect of that Plan Year unless the Committee, in its sole discretion, determines otherwise.

5.   CODE SECTION 162(M)

     5.1 Notwithstanding any other provisions of this Plan:

          (a) the performance measures used in determining the Bonus Amount payable to any employee who is subject to Code Section 162(m) must consist only of Performance Measures; and

          (b) the Bonus Amount payable to any employee who is subject to Code
     Section 162(m) with respect to any Plan Year may not exceed $3,000,000.

     5.2 The Board of Directors, in its discretion, may choose to submit for shareholder approval any of the performance measures, goals, calculation methodologies, potential Bonus Amounts, or other information with respect to Bonus Amounts potentially payable under this Plan for any Plan Year to any Eligible Employee who is subject to Code Section 162(m). If shareholder approval is sought and is not received in accordance with Code Section 162(m), then no Bonus Amount will be payable for that Plan Year to the Eligible Employee(s) affected by the failure to obtain that approval.

6.   MISCELLANEOUS MATTERS

     6.1 Benefits payable under this Plan are intended to be unfunded for tax purposes, and the sole right of an Eligible Employee with respect to his or her Bonus Amount will be the right as an unsecured general creditor of his or her employer.

     6.2 Nothing in this Plan requires the Company or any subsidiary to retain any Eligible Employee as an employee or affects in any way any other terms of any Eligible Employee's employment.

     6.3 This Plan is to be governed by and construed, enforced, and administered in accordance with the laws of the State of Michigan excluding any such laws that direct an application of the laws of any other jurisdiction. At all times, this Plan will also be interpreted and administered to maintain intended income tax deferral in accordance with Code Section 409A and regulations and other guidance issued under Code Section 409A. The Company and the


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Committee will be subject to suit regarding this Plan only in the courts of the
State of Michigan, and the Company will fully indemnify and defend the Board and the Committee with respect to any actions relating to this Plan taken in good faith by either of those bodies or their members.

     6.4 This Plan was adopted by the Board on December 17, 2007, and takes effect as of January 1, 2008.

     6.5 The Board may at any time and from time to time amend, modify, suspend, or terminate this Plan.


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